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
                                                                OMB APPROVAL
                    UNITED STATES                        OMB number:        3235-0145
         SECURITIES AND EXCHANGE COMMISSION              Expires:    October 31, 1994
               WASHINGTON, D.C.  20549                   Estimated average burden
                                                         hours per response . . 14.90
                    SCHEDULE 13G

      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                 (AMENDMENT NO.  )*
                                -



                AMERICAN CYANAMID CO.
                ---------------------
                  (Name of Issuer)

                       COMMON
                       ------
           (Title of Class of Securities)

                      025321100
                      ---------
                   (CUSIP Number)


Check the following box if a fee is being paid with this statement [x]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2/92)                   Page 1 of 4 pages

CUSIP No. 025321100                     13G                Page 2 OF 4 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       THE CAPITAL GROUP, INC.
       86-0206507


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                                                          (a) [ ]
                                                              (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 44,850
          SHARES
                          -----------------------------------
       BENEFICIALLY                SHARED VOTING POWER
                              6
         OWNED BY                  NONE

           EACH           -----------------------------------
                                   SOLE DISPOSITIVE POWER
         REPORTING            7
          PERSON                   5,971,150
           WITH           -----------------------------------
                                   SHARED DISPOSITIVE POWER
                              8
                                   NONE
                          -----------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       5,971,150  Beneficial ownership disclaimed pursuant to Rule 13d-4

       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10



       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       6.64%


       TYPE OF REPORTING PERSON*
  12
       HC



                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 2 of 4 pages

CUSIP No. 025321100                  13G                     Page 3 OF 4 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       CAPITAL RESEARCH AND MANAGEMENT COMPANY
       95-1411037


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                                                       (a) [ ]
                                                           (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 NONE

          SHARES
                          -------------------------------------
       BENEFICIALLY                SHARED VOTING POWER
                              6
         OWNED BY                  NONE

           EACH           -------------------------------------
                                   SOLE DISPOSITIVE POWER

         REPORTING            7
          PERSON                   5,926,300
           WITH           -------------------------------------
                                   SHARED DISPOSITIVE POWER
                              8
                                   NONE
                          -------------------------------------

       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       5,926,300  Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10



       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       6.59%


       TYPE OF REPORTING PERSON*
  12
       IA



                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 3 of 4 pages

                                                                          Page 4
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934



Fee enclosed [x]  or Amendment No.

Item 1(a)  Name of Issuer:
           American Cyanamid Co.
           ---------------------

Item 1(b)  Address of Issuer's Principal Executive Offices:
           1 Cynamid Plaza
           ---------------
           Wayne, NJ  07470
           ----------------

Item 2(a)  Name of Person(s) Filing:
           The Capital Group, Inc. and Capital Research and Management Company
           -------------------------------------------------------------------

Item 2(b)  Address of Principal Business Office:
           333 South Hope Street
           ---------------------
           Los Angeles, CA  90071
           ----------------------

Item 2(c)  Citizenship:   N/A
                          ---

Item 2(d)  Title of Class of Securities:  Common

Item 2(e)  CUSIP Number:  025321100

Item 3     The person(s) filing is(are):

           (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act.
           (e)   [x]   Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940.
           (g)   [x]   Parent Holding Company in accordance with Section
                       240.13d-1(b)(1)(ii)(G).

Item 4     Ownership

           (a)  Amount Beneficially Owned:
                See item 9, pg. 2 and 3
                -----------------------

           (b)  Percent of Class:  See item 11, pg. 2 and 3
                                   ------------------------

           (c)  Number of shares as to which such person has:
                i)    sole power to vote or to direct the vote
                      See item 5, pg. 2 and 3
                ii)   shared power to vote or to direct the vote  None
                                                                  ----
                iii)  sole power to dispose or to direct the disposition of

                      See item 7, pg. 2 and 3
                      -----------------------

                iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to
                      --------------------------------------------------
                      Rule 13d-4
                      ----------

Item 5     Ownership of 5% or Less of a Class:  N/A
                                                ---

Item 6     Ownership of More than 5% on Behalf of Another Person:  N/A
                                                                   ---

Item 7     Identification and Classification of the Subsidiary Which
           ---------------------------------------------------------
           Acquired the Security Being Reported on By the Parent Holding
           -------------------------------------------------------------
           Company
           -------

           (1) Capital Guardian Trust Company is a Bank as defined in Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group, Inc.

           (2) Capital Research and Management Company is an Investment Adviser registered under Section 203 of the Investment
                Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.

           (3) Capital International Limited (CIL) does not fall within any of the categories described in Rule 13d-1-(b)(ii)(A-F) but its holdings of any reported securities come within the five percent limitation as set forth in a December 15, 1986 no-action letter from the Staff of the Securities and Exchange Commission to The Capital Group, Inc. CIL is a wholly owned subsidiary of The Capital Group, Inc.

Item 8     Identification and Classification of Members of the Group:
           N/A
           ---

Item 9     Notice of Dissolution of the Group:  N/A
                                                ---

Item 10    Certification
           -------------

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                  Signature
                  ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1994


Signature:        /s/ Philip de Toledo
                  ----------------------------------------------
Name/Title:       Philip de Toledo, Vice President and Treasurer
                  ----------------------------------------------
                  The Capital Group, Inc.
                  ----------------------------------------------

Date:  February 11, 1994


Signature:        /s/ Paul G. Haaga, Jr.
                  ----------------------------------------------
Name/Title:       Paul G. Haaga, Jr., Senior Vice President
                  ----------------------------------------------
                  Capital Research and Management Company
                  ----------------------------------------------

                                         AGREEMENT


                                   Los Angeles, California
                                      February 11, 1994


        Capital Research and Management Company ("CRMC") and The
Capital Group, Inc. ("CG") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by American Cyanamid Co.

        CRMC and CG state that they are both entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

        Both CRMC and CG are responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but neither is responsible for the completeness or accuracy of the information concerning the other.

                         CAPITAL RESEARCH AND MANAGEMENT COMPANY



                         BY:   /s/ Paul G. Haaga, Jr.
                               ---------------------------------
                                 Paul G. Haaga, Jr.
                                 Senior Vice President


                         THE CAPITAL GROUP, INC.



                         BY:   /s/ Philip de Toledo
                               ---------------------------------
                                 Philip de Toledo
                                 Vice President and Treasurer





                                         EXHIBIT A